Exhibit 10.4

AMENDMENT NO. 1 TO
WEINGARTEN REALTY INVESTORS
2001 LONG TERM INCENTIVE PLAN

WHEREAS, Weingarten Realty Investors, a Texas real estate investment trust (the "Company"), has heretofore adopted the Weingarten Realty Investors 2001 Long Term Incentive Plan (the "Plan"); and
WHEREAS, Section 409A (“Code Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), was enacted on October 22, 2004, and related Treasury Regulations were published April 10, 2007 and are effective January 1, 2008; and
WHEREAS, the Company has determined it to be necessary and advisable to amend the Plan to cause the terms of the Plan to reflect compliance with the applicable provisions of Code Section 409A and the Treasury Regulations issued thereunder; and
WHEREAS, the Company intends that this Amendment, and all Awards issued pursuant to the Plan, be interpreted and administered consistent with the provisions of Code Section 409A and the Treasury Regulations issued thereunder, including the exemptions from Code Section 409A available under such Code Section and Regulations; and
WHEREAS, the Company has the power to amend the Plan pursuant to Section 1.13 of the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows, effective January 1, 2008:
1.           Section 1.3(k) of the Plan is hereby amended to be and read as follows:

(k)
"Fair Market Value" of any Shares shall mean (i) if the Shares are readily tradable on an established securities market, the closing price of a share on the Option Date; (ii) if the Shares are traded on an exchange or market in which prices are reported on a bid and asked prices, the closing price for a Share on the Option Date; or (iii) if the Shares are not readily tradable on an established securities market nor traded on the over-the-counter market, then with respect to Non-Qualified Share Options, such value as the Committee, in good faith, shall determine in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B), and with respect to any other Award hereunder, such value as the Committee, in good faith, shall determine.

2.           Section 1.3(q) of the Plan is hereby amended, as underlined, to be and read as follows:

(q)
"Permitted Modification" shall be deemed to be any modification of an Award which is made in connection with a Corporate Transaction and which provides in connection with a Share Option, that subsequent to the consummation of the Corporate Transaction (i) the exercise price of such Share Option will be proportionately adjusted to reflect the exchange ratio applicable to the particular Corporate Transaction and/or (ii) the nature and amount of consideration to be received upon exercise of the Share option will be the same (on a per share basis) as was received by Persons who were holders of shares of Common Stock immediately prior to the consummation of the Corporate Transaction, provided, however, as follows: (i) any such adjustments to Awards that are considered “deferred compensation” within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A unless the Participant consents otherwise; (ii) any such adjustments to Awards that are not considered “deferred compensation” subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code Section 409A or comply with the requirements of Code Section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any adjustments under this Section to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code Section 409A to be subject thereto.

3.           Section 1.4 of the Plan is hereby amended by adding the following paragraph (f) at the end thereof to be and read as follows:

(f)
Compliance with Code Section 409A. It is the intention of the Company that no Award shall be “deferred compensation” subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Code Section 409A, the Committee may adopt such amendment to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Committee determines are necessary or appropriate to (1) exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (2) comply with the requirements of Code Section 409A.

4.           Section 1.10 of the Plan is hereby amended, as underlined, to be and read as follows:

1.10       Adjustments to Number of Shares Subject to the Plan.  In the event of any change in the outstanding Shares of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other similar change, the aggregate number of Shares with respect to which awards may be made under the Plan, the terms and the number of Shares of any outstanding Share Options and Restricted Shares, and the purchase price of a Share under any Share Options, may be equitably adjusted by the Board in its sole discretion, provided, however, as follows: (i) any such adjustments to Awards that are considered “deferred compensation” within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A unless the Participant consents otherwise; (ii) any such adjustments to Awards that are not considered “deferred compensation” subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code Section 409A or comply with the requirements of Code Section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any adjustments under this Section to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code Section 409A to be subject thereto.

5.           Section 1.14 of the Plan is hereby amended, as underlined, to be and read as follows:

1.14       Amendment and Adjustments to Awards.  Subject to the limitations described herein, the Committee may amend, modify or terminate any outstanding Award with the Participant's consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including, without limitation, to change the date or dates as of which and/or the terms and conditions pursuant to which (a) a Share Option becomes exercisable or (b) to amend the terms of any outstanding Share Option to provide an exercise price per share which is higher or lower than the then current exercise price per share of such outstanding Award or (c) to cancel an Award and grant a new Award in substitution therefore under such different terms and conditions as the Committee determines in its sole discretion to be appropriate including, but not limited to, having an exercise price per share which may be higher or lower than the exercise price per share of the cancelled Award.  The Committee may also make adjustments in the terms and conditions of, and the criteria included in agreements evidencing Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 1.11 of the Plan) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent reduction or enlargement of the benefits or potential benefits intended to be made available pursuant to the Plan.  Any provision of the Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted to be cancelled in consideration of a cash payment or alternative Award made to the holder of such cancelled Award equal in value to the Fair Market Value of such cancelled Award.  The determinations of value pursuant to this Section shall be made by the Committee in its sole discretion. Notwithstanding the immediately preceding provisions of this Section 1.14, with respect to a Non-Qualified Share Option, no modifications described in this Section 1.14 shall be made to such Option unless such modification is permitted pursuant to Treasury Regulation Section 1.409A-1(b)(5)(v) and will not cause the Non-Qualified Share Option to be considered “deferred compensation” within the meaning of Code Section 409A.

6.           Section 3.4(c) of the Plan is hereby amended, as underlined, to be and read as follows:

(c)
As soon as practicable following the time of exercise of a Non-Qualified Share Option, a certificate representing the Shares so purchased shall be delivered to the Participant. Upon exercise, the Participant shall in no event be entitled to any accumulated dividends, other securities or cash to which he or she would have been entitled had he or she actually owned the Shares subject to the Option as of the Option Date.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. 1 TO WEINGARTEN REALTY INVESTORS 2001 LONG TERM INCENTIVE PLAN to be executed in its name and on its behalf this 17 day of November, 2008, to be effective January 1, 2008.

WEINGARTEN REALTY INVESTORS
By:	/s/ Stephen C. Richter
Name:	Stephen C. Richter
Title:	Executive Vice President/CFO